Exhibit 15.2
April 14, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 8, 2007, except for the effect of the restatement described in Note 2 to the interim financial statements as to which the date is April 14, 2008, on our review of interim financial information of Valeant Pharmaceuticals International (the “Company”) for each of the three month periods ended March 31, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q/A for the quarter ended March 31, 2007, and our report dated August 7, 2007, except for the effect of the restatement described in Note 2 to the interim financial statements as to which the date is April 14, 2008, for the three and six month periods ended June 30, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q/A for the quarter ended June 30, 2007, and our report dated November 8, 2007, except for the effect of the restatement described in Note 2 to the interim financial statements as to which the date is April 14, 2008, for the three and nine month periods ended September 30, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q/A for the quarter ended September 30, 2007 are incorporated by reference in the Registration Statements on Form S-3 (File No. 333-112904) and Form S-8 (File No. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877, 333-109879 and 333-142651) of Valeant Pharmaceuticals International.

Very truly yours,
PricewaterhouseCoopers LLP